Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-155607) and on Form S-8 (Nos. 033-54158, 333-58676, 333-115713, 333-159513, 333-174145, 333-208188, 333-211238 and 333-272158) of Quaker Chemical Corporation of our report dated February 23, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 1, as to which the date is August 3, 2023, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated August 3, 2023.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 3, 2023